Exhibit 4.2

                           STATMON TECHNOLOGIES CORP.

           AMENDMENT TO NOTE PURCHASE AND SHAREHOLDER RIGHTS AGREEMENT

This Amendment to the Note Purchase and Shareholder Rights Agreement dated November 3rd, 2000 (the "Amendment") is entered into this 23rd day of August, 2001 by and among (i) Statmon Technologies Corp., a Delaware Corporation, with its main office at 114 North Doheny Drive, Suite 201, Los Angeles, CA 90048 (the "COMPANY"), (ii) John Hoff (the "Purchaser") and this Agreement shall be effective as of the date of execution hereof by the above named parties.

                                   AGREEMENT

A. In connection with the moneys the Purchaser has advanced to date, Purchaser has arranged for an additional $10,000, currently in hand, to be advanced to the Company. Such advancement made to aid the Company in its initial and ongoing sales specific operating costs. The Parties have agreed that the additional $10,000 advanced be on the same the terms and conditions described in the Note Purchase and Shareholder Rights Agreement dated November 3rd, 2000; including 10,000 shares and

B.    the  Company  has   executed  the  attached   Promissory   Note   (Exhibit
      B)("Promissory Note"). The parties agree that the Promissory Note principal amount be increased by $10,000 and that interest accrues as of May 26th, 2001.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

"THE COMPANY"

STATMON TECHNOLOGIES CORP.,
a Delaware corporation


By: /s/ Geoffrey P. Talbot
    -----------------------------
    Geoffrey P. Talbot, President


"THE PURCHASER"


/s/ John Hoff
---------------------------------
John Hoff